Exhibit 2.1

FOURTH AMENDMENT

TO THE

BUSINESS COMBINATION AGREEMENT

This Fourth Amendment (this “Fourth Amendment”) to the Business Combination Agreement, dated as of July 31, 2026, amends the Business Combination Agreement, dated as of November 19, 2025 (as amended by the First Amendment to the Business Combination Agreement, dated as of March 19, 2026, the Second Amendment to the Business Combination Agreement, dated as of May 6, 2026, and the Third Amendment to the Business Combination Agreement, dated as of June 30, 2026, and as may be further amended, supplemented, modified and/or restated from time to time, the “Business Combination Agreement”), by and among (i) Blue Acquisition Corp., a Cayman Islands exempted company (“SPAC”), (ii) Blockfusion Digital Infrastructure, Inc. (formerly Blockfusion Data Centers, Inc.), a Delaware corporation (“Pubco”), (iii) Atlas I Merger Sub, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), (iv) Atlas Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“Company Merger Sub”), and (v) Blockfusion USA, Inc., a Delaware corporation (together with its successors, the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement.

RECITALS:

WHEREAS, Section 10.8 of the Business Combination Agreement sets forth that the Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of the Parties; and

WHEREAS, the Parties desire to amend certain provisions of the Business Combination Agreement to extend the Outside Date.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Business Combination Agreement, the Parties, intending to be legally bound, do hereby acknowledge and agree as follows:

1. Extension of Outside Date. Section 8.1(b) of the Business Combination Agreement is hereby replaced with the following:

“by written notice by SPAC or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by September 21, 2026 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;”

2. Miscellaneous. Except as expressly provided in this Fourth Amendment, all of the terms and provisions in the Business Combination Agreement shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This Fourth Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Business Combination Agreement, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Business Combination Agreement in the Business Combination Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Business Combination Agreement, as amended by this Fourth Amendment (or as the Business Combination Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Business Combination Agreement, as amended by this Fourth Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the Parties with respect to the subject matter of the Business Combination Agreement, and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to its subject matter. If any provision of the Business Combination Agreement is materially different from or inconsistent with any provision of this Fourth Amendment, the provision of this Fourth Amendment shall control, and the provision of the Business Combination Agreement shall, to the extent of such difference or inconsistency, be disregarded. Sections 10.1 through 10.9 and 10.11 through 10.13 of the Business Combination Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this Fourth Amendment as if all references to the “Agreement” contained therein were instead references to this Fourth Amendment.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each party has caused this Fourth Amendment to be signed and delivered by its respective duly authorized signatory as of the date first written above.

SPAC:

BLUE ACQUISITION CORP.

By:	/s/ David Bauer
Name:	David Bauer
Title:	Interim Chief Executive Officer

Pubco:

BLOCKFUSION DIGITAL INFRASTRUCTURE, INC.

By:	/s/ Robert Scott
Name:	Robert Scott
Title:	President, Chief Financial Officer, Secretary and Treasurer

IN WITNESS WHEREOF, each party has caused this Fourth Amendment to be signed and delivered by its respective duly authorized signatory as of the date first written above.

SPAC Merger Sub:

ATLAS I MERGER SUB

By:	/s/ Robert Scott
Name:	Robert Scott
Title:	Sole Director

Company Merger Sub:

ATLAS MERGER SUB, INC.

By:	/s/ Robert Scott
Name:	Robert Scott
Title:	President, Treasurer and Secretary

IN WITNESS WHEREOF, each party has caused this Fourth Amendment to be signed and delivered by its respective duly authorized signatory as of the date first written above.

The Company:

BLOCKFUSION USA, INC.

By:	/s/ Alex Martini-Lo Manto
Name:	Alex Martini-Lo Manto
Title:	Chief Executive Officer

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